Exhibit 10.3

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is entered into as of June 26, 2003 by and among Cogent Communications Group, Inc., a Delaware corporation (the “Company”), Cogent Communications, Inc., a Delaware corporation (the “Borrower”), Cogent Internet, Inc., a Delaware corporation (the “Additional Borrower” and together with the Company and the Borrower, the “Borrowers”), Cisco Systems, Inc., a California corporation (“Cisco”) and Cisco Systems Capital Corporation, a Nevada corporation (“CSCC”).

W I T N E S S E T H :

WHEREAS, CSCC, the Company, the Borrower and the Additional Borrower have entered into that certain Second Amended and Restated Credit Agreement, dated as of October 24, 2001, as amended on February 4, 2002, April 17, 2002, October 1, 2002 and September 30, 2002 (the “Second Amended and Restated Agreement”), pursuant to which CSCC extended credit to the Borrower and the Additional Borrower;

WHEREAS, the Borrowers owe CSCC an aggregate of approximately $263,000,000 pursuant to those certain Tranche A, Tranche B and Tranche X Notes (the “Original Notes”) evidencing borrowings under the Second Amended and Restated Agreement;

WHEREAS, CSCC is the holder of a Stock Subscription Warrant dated as of June 8, 2001, and two Stock Subscription Warrants dated as of October 24, 2001, for the purchase of an aggregate of 710,216 shares of common stock of the Company, subject to their terms (the “Warrants”);

WHEREAS, Cisco and the Borrower have entered into that certain Service Provider Agreement, dated as of March 15, 2000 (the “Original Service Provider Agreement”) relating to the purchase of telecommunications equipment and license of software and related services;

WHEREAS, CSCC and Borrowers have agreed, among other things, that CSCC will restructure the indebtedness owing under the Second Amended and Restated Agreement by amending and restating the Second Amended and Restated Agreement and the Original Notes, reducing the amount owing under the Original Notes to $17,000,000, and exchanging the Warrants and the remaining obligations due under the Original Notes for a cash payment and 11,000 shares of Company’s Series F Participating Convertible Preferred Stock, par value $.001 per share (the “Series F Preferred Stock”); and

WHEREAS, in connection with the issuance of the CSCC Shares (as defined below) to CSCC, the Company has authorized the sale and issuance of at least 41,000 shares of its Participating Convertible Preferred Stock, par value $.001 per share (the “Investor Shares” and together with the CSCC Shares, the “Shares”), in several series to certain holders (the “Investors”) of the Company’s preferred stock (the “Investors Preferred Stock”) pursuant to that certain Stock Purchase Agreement dated of even date herewith (the “Investors Stock Purchase Agreement”), and adopted the 2003 Incentive Award Plan of Cogent Communications Group, Inc., (the “Cogent Employee Stock Plan”) for the benefit of its eligible employees, consultants and directors which provides for the issuance of up to 54,001 shares its Series H Participating Convertible Preferred Stock (the “Series H Preferred Stock”), par value $.001 per share;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

EXCHANGE

Section 1.1.  Exchange.  On the basis of the representations, warranties, covenants and agreements contained herein and subject to the terms and conditions of this Agreement, CSCC will (i) amend and restate the Second Amended and Restated Agreement pursuant to the terms of that certain Third Amended and Restated Credit Agreement in the form attached hereto as Exhibit A (the “Third Amended and Restated Agreement”), (ii) amend certain collateral documents and guaranties executed in connection with the Second Amended and Restated Agreement, as set forth in that certain Omnibus Amendment to Collateral Documents and Guaranties in the form attached hereto as Exhibit B (the “Omnibus Amendment”); (iii) reduce the amount of the Original Notes in the aggregate principal amount of approximately $263,000,000 to $17,000,000 and amend and restate the Original Notes as set forth in an Amended and Restated Promissory Note in the form attached hereto as Exhibit C (the “Amended and Restated Note”), (iv) exchange the Warrants and the remaining obligations under the Original Notes for (a) a cash payment of $20,000,000 with respect to such remaining obligations (the “Cash Payment”), and (b) 11,000 shares of the Series F Preferred Stock evidenced by certificates in the name of CSCC  (the “CSCC Shares”); and (v) enter into the General Release (as defined below).  The transactions referred to in this Section 1.1 are referred to herein as the “Exchange.”

Section 1.2.  General Release; Registration Rights Agreement; Stockholders Agreement.  Subject to the terms and conditions of this Agreement, each of (i) Cisco, CSCC, the Borrowers and the other parties set forth as signatories thereto, shall execute a General Release in the form attached hereto as Exhibit D (the “General Release”), (ii) CSCC, the Company and certain other parties shall execute the Company’s Third Amended and Restated Registration Rights Agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”), and (iii) the Company and certain other parties shall execute the Company’s Second Amended and Restated Stockholders Agreement in the form attached hereto as Exhibit F (the “Stockholders Agreement”).

Section 1.3.  Service Provider Agreement.  Subject to the terms and conditions of this Agreement, Cisco and the Borrower will terminate the Original Service Provider Agreement, and will enter into a Service Provider Letter Agreement in the form attached hereto as Exhibit G (the “New Service Provider Agreement”).

Section 1.4.  Option Agreement.  On the date hereof, CSCC, the Borrowers and certain of the Company’s investors will enter into an Option Agreement in the form attached hereto as Exhibit N (the “Option Agreement”).

Section 1.5.  Deposits Into Escrow.  Upon the execution of this Agreement, the Company, certain of the Investors, Cisco, CSCC and Suntrust Bank, a Georgia banking corporation (the “Escrow Agent”) shall enter into an escrow agreement in the form attached hereto as Exhibit H (the “Escrow Agreement”).

(a)                                  Immediately upon execution of this Agreement, Borrowers shall deliver, and in the case of the Cash Payment and Fee Payment (as defined herein) cause the Investors to deliver, to Escrow Agent to hold pursuant to the Escrow Agreement the following (collectively, the “Borrowers’ Deposits”):

(i)                                     the Cash Payment;

(ii)                                  the original Amended and Restated Note, duly executed by Borrower and Additional Borrower;

(iii)                               original counterpart signatures of the Third Amended and Restated Agreement, duly executed by each of the Borrowers;

(iv)                              original counterpart signatures of the Omnibus Amendment, duly executed by each of the Borrowers;

(v)                                 original counterpart signatures of the General Release, duly executed by each of the Borrowers;

(vi)                              original counterpart signatures of the New Service Provider Agreement, duly executed by each of the Borrowers;

(vii)                           original counterpart signatures of the Registration Rights Agreement, duly executed by the Company;

(viii)                        original counterpart signatures of the Stockholders Agreement, duly executed by the Company and the other parties thereto;

(ix)                                original counterpart signatures of the Option Agreement, duly executed by the Company and the other parties thereto;

(x)                                   originals of a certificate of the Secretary or other appropriate officer of Borrower, dated as of the date hereof, certifying (A) copies of the certificate or articles of incorporation and bylaws of Borrower and the resolutions adopted by Borrower and other actions taken or adopted by Borrower (or any shareholders of Borrower) authorizing the execution, delivery and performance of the Third Amended and Restated Agreement and the other “Loan Documents”, under and as defined therein, and (B) the incumbency, authority and signatures of each officer of Borrower authorized to execute and deliver the Loan Documents and act with respect thereto;

(xi)                                originals of a certificate of the Secretary or other appropriate officer of the Company, dated as of the date hereof, certifying (A) copies of the certificate or articles of incorporation and bylaws of the Company and the resolutions and other actions taken or adopted by the Company authorizing the execution, delivery and performance of any Loan Documents to which the Company is or shall become a party, and (B) the incumbency, authority and signatures of each officer of the Company authorized to execute and deliver any such Loan Documents and to act with respect thereto;

(xii)                             originals of a certificate of the Secretary or other appropriate officer of Additional Borrower, dated as of the date hereof, certifying (A) copies of the respective certificate or articles of incorporation and bylaws of Additional Borrower and the resolutions and other actions taken or adopted by Additional Borrower authorizing the execution, delivery and performance of any Loan Documents to which Additional Borrower is or shall become a party, and (B) the incumbency, authority and signatures of each officer of Additional Borrower authorized to execute and deliver any such Loan Documents and to act with respect thereto; and

(xiii)                          an amount of cash sufficient to pay the reasonable attorney’s fee’s incurred by CSCC in connection with the transactions contemplated hereby (the “Fee Payment”).

(b)                                 Immediately upon execution of this Agreement, Borrowers shall cause each other party that is a required signatory to the Omnibus Amendment, other than Cisco and CSCC, (the “Other Loan Parties”) to deliver to Escrow Agent to hold pursuant to the Escrow Agreement the following (the “Other Loan Party Deposits”):

(i)                                     original counterpart signatures of the General Release, duly executed by each of the Other Loan Parties;

(ii)                                  original counterpart signatures of the Omnibus Amendment, duly executed by each of the Other Loan Parties; and

(iii)                               original counterpart signatures of the Option Agreement, duly executed by each of the Other Loan Parties.

(c)                                  Immediately upon execution of this Agreement, Cisco and CSCC shall deliver to Escrow Agent to hold pursuant to the Escrow Agreement the following (“CSCC Deposits”):

(i)                                     the Warrants;

(ii)                                  the Original Notes;

(iii)                               original counterpart signatures of the General Release duly executed by each of CSCC and Cisco;

(iv)                              original counterpart signature of the Amended and Restated Note, pursuant to which the CSCC accepts the Amended and Restated Note;

(v)                                 original counterpart signatures of the Third Amended and Restated Agreement, duly executed by CSCC as “Agent” and “Lender”;

(vi)                              original counterpart signatures of the Omnibus Amendment, duly executed by each of Cisco and CSCC;

(vii)                           original counterpart signatures of the New Service Provider Agreement duly executed by Cisco;

(viii)                        original counterpart signatures of the Stockholders Agreement duly executed by CSCC;

(ix)                                original counterpart signatures of the Registration Rights Agreement duly executed by CSCC; and

(x)                                   original counterpart signatures of the Option Agreement duly executed by CSCC.

For the avoidance of doubt, the Cash Payment and Fee Payment shall be taken from the Escrowed Cash (as defined in the Escrow Agreement).

Section 1.6.  Delivery. Pursuant to, and subject to the terms of, the Escrow Agreement, at the Closing (as defined below), (i) the Escrow Agent shall deliver (A) to CSCC, the Cash Payment, the Fee Payment, the CSCC Shares, the Amended and Restated Note, and the other Borrowers’ Deposits and Other Loan Parties Deposits, and (B) to the Company, the Warrants, Original Notes, and the other CSCC Deposits.  Notwithstanding anything to the contrary in this Agreement, the Third Amended and Restated Credit Agreement, the Amended Note, the General Release and the Omnibus Amendment shall not be effective unless and until the Closing Date has occurred, at which time such agreements shall be automatically effective.

Section 1.7.  Closing.  The closing of the Exchange (the “Closing”) shall be consummated at 10:00 A.M., local time, on a date agreed upon by the parties hereto, occurring within two (2) business days after the conditions set forth in Article V are satisfied, or waived in writing, and the conditions contained in Section 2 of the Investors Stock Purchase Agreement are satisfied or waived in writing by the parties to the Investors Stock Purchase Agreement (disregarding for this purpose any such conditions to be satisfied by actions to be taken at the Closing so long as such actions are in fact taken at Closing), or such other date as may be agreed upon by the parties hereto, at the offices of Latham & Watkins LLP, 555 11th Street, N.W., Suite 1000, Washington, D.C. 20004, or at such other place or at such other time as shall be agreed upon by the parties hereto (the actual day on which the Closing occurs being hereinafter referred to as the “Closing Date”).

Section 1.8.  Terms of the Shares.  Prior to the Closing, the Company shall file with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation in the form set forth on Exhibit I hereto authorizing the issuance of the Shares (the “Charter Amendment”) and a certificate of designation in the form set forth on Exhibit J  hereto setting forth the rights and preferences of the CSCC Shares (the “Certificate of Designation” and together with the certificates of designation contemplated to be filed with the Secretary of State of the State of Delaware pursuant to Section 1.D. of the Investors Stock Purchase Agreement, the “Certificates of Designation”).

Section 1.9.  Cancellation of Warrants and Original Notes.  CSCC hereby agrees that upon the Closing, the Warrants and Original Notes shall be deemed cancelled and shall be of no further value, force or effect.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

As an inducement to CSCC to enter into this Agreement and to consummate the transactions contemplated hereby, the Borrowers represent and warrant to CSCC as follows, except to the extent (i) disclosed with reasonable specificity on the exhibits attached hereto, and (ii) with respect to Sections 2.5, 2.6, 2.7 and 2.9, disclosed with reasonable specificity on the SEC Filings (as defined below) other than (x) those sections of the SEC Filings entitled or captioned “Risk Factors” and (y) specific disclosures in those documents which are filed as exhibits to, or incorporated by reference in, such SEC Filings.  Without limiting the generality of the foregoing clause (y), the mere filing or incorporation by reference of an exhibit to such SEC Filings shall not be deemed to adequately disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the exhibit itself, as opposed to the contents thereof).

Section 2.1.  Organization. The Borrowers are duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the Borrowers has full power and authority to own and operate its respective properties and to conduct its respective business as currently conducted and each is registered or qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or transacts business and where the failure to be so qualified would have a material adverse effect upon their financial condition, properties or operations taken as a whole.

Section 2.2.  Due Authorization. Each of the Borrowers has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any other agreements and instruments to which it is a party contemplated hereby or executed in connection herewith, including, without limitation, the Loan Documents, the General Release, the Stockholders Agreement and the Registration Rights Agreement (collectively, the “Borrower Related Agreements”), to execute and file the Charter Amendment and the Certificates of Designation after receipt of the stockholder approval described in clause (i) of the second following sentence, and to issue the Shares in accordance with the terms hereof and thereof.  The Charter Amendment has been duly authorized by the Company’s Board of Directors, which has recommended that the Company’s stockholders approve the Charter Amendment.  The execution and delivery by each of the Borrowers of this Agreement and the Borrower Related Agreements to which it is a party and the execution and filing of the Certificates of Designation by the Company and the consummation by each of the Borrowers of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the CSCC Shares and the reservation for issuance and the issuance of all Conversion Shares (as defined below) issuable upon conversion of the CSCC Shares, have been duly authorized by the Company’s Board of

Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders.  Each of the Borrowers have duly executed and delivered this Agreement and the Borrower Related Agreements to which it is a party and this Agreement and the Borrower Related Agreements constitute the valid and binding obligations of each of the Borrowers party to such agreements, enforceable against each of the Borrowers party to such agreements in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  None of the Charter Amendment, the Company’s Third Amended and Restated Certificate of Incorporation or the Certificates of Designation shall have been amended prior to the Closing Date.

Section 2.3.  No Conflicts.

(a)                                  Except as set forth on Schedule 2.3, the execution, delivery and performance by each of the Borrowers of this Agreement and the Borrower Related Agreements to which it is a party, the performance by the Company of its obligations under the Certificates of Designation and the consummation by the Borrowers of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Conversion Shares) will not:

(i)                                                             result in a violation of the Charter Amendment (after giving effect to the Certificates of Designations), the certificate of incorporation of either of the Borrower or the Additional Borrower, or the bylaws of any of the Borrowers;

(ii)                                                          conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or incremental, additional or varied rights under, any material agreement, indenture or instrument (including, without limitation, any stock option, employee stock purchase or similar plan or any employment or similar agreement) to which any of the Borrowers is a party (including, without limitation, triggering the application of any change of control or similar provision (whether “single trigger” or “double trigger”));

(iii)                                                       result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of any of the Borrowers; or

(iv)                                                      result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the American Stock Exchange) applicable to any of the Borrowers or by which any property or asset of any of the Borrowers is bound or affected.

(b)                                 None of the Borrowers is in violation of any term of its certificate of incorporation or bylaws.

(c)                                  The business of the Borrowers is not being conducted in violation of any law, ordinance or regulation of any foreign, federal, state or local government or governmental agency, department, or body, except where such violations would not result, either individually or in the aggregate, in a material adverse effect on the business or operations of the any of the Borrowers.

(d)                                 Except for (A) the filing with the SEC and the dissemination to stockholders of the Company’s information statement as required under the Exchange Act (as defined below), (B) as may be required by any applicable state securities laws, or (C) the filing of the Charter Amendment and the Certificates of Designation with the Secretary of State of the State of Delaware, none of the Borrowers is required to obtain any consent, authorization or order of, or make any filing or registration with, any foreign, federal, state or local government or governmental agency, department, or body in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement and the Borrower Related Agreements to which it is a party or to perform its obligations under the Certificates of Designation, in each case in accordance with the terms hereof or thereof.  All consents, authorizations, orders, filings and registrations which any of the Borrowers is required to obtain as described in the preceding sentence shall have been obtained or effected on or prior to the Closing Date and shall not be the subject of any pending or, to the knowledge of the Borrowers, threatened attack by appeal, direct proceeding or otherwise.  None of the Borrowers is, and as of the Closing Date will not be, in violation of the listing requirements of the American Stock Exchange, and the Conversion Shares shall be authorized for listing thereon.

Section 2.4.  Capitalization; Status of Capital Stock.

(a)                                  Immediately prior to the Closing and without giving effect to the issuance of the Company’s capital stock contemplated by this Agreement, the Investors Stock Purchase Agreement or the Cogent Employee Stock Plan, but giving effect to the conversion of the Company’s outstanding preferred stock into common stock, the Company will have a total authorized capitalization consisting of:

(i)             395,000,000 shares of common stock, par value $.001 (the “Common Stock”) of which (a) 14,228,077 shares are issued and outstanding, (b) 1,490,000 shares remain reserved for issuance pursuant to stock purchase, stock grant or stock option arrangements for employees, directors or consultants of the Company, (c) 1,791,051 shares remain reserved for issuance to holders of shares of the common stock of Allied Riser, (d) 710,216 shares remain reserved for issuance pursuant to warrants granted to Cisco Systems Capital Corporation in connection with the credit agreement between the Company and Cisco Systems Capital Corporation,  (e) 155,809 shares remain reserved for issuance pursuant to warrants granted in connection with certain agreements between Allied Riser and certain landlords relating to building access rights, (f) 68,199,901 shares are reserved for issuance upon conversion of the Series F Preferred Stock, (g) 254,947,501 shares are reserved for issuance upon conversion of the Investors Preferred Stock, and (h) 41,539,253 shares are reserved for issuance upon conversion of the Series H Preferred Stock).

(ii)          120,000 shares of the Company’s preferred stock, $.001 par value per share (the “Preferred Stock”), of which (a) 13,999 shares are authorized but unissued Preferred Stock, (b) 11,000 shares are designated as Series F Preferred Stock, of which no shares are issued and outstanding, (c) 41,000 shares are designated as Series G Preferred Stock, of which no shares are issued and outstanding, and (d) 54,001 shares are designated as Series H Preferred Stock, of which no shares are issued and outstanding.

(b)                                 All the outstanding shares of capital stock of the Company have been duly authorized, and are validly issued, fully paid and non-assessable and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  The CSCC Shares, when issued and delivered in accordance with the terms hereof, will be (i) duly authorized, validly issued, fully-paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issuance thereof and (iii) entitled to the rights and preferences set forth in the Certificate of Designation.  Such shares of Common Stock issuable upon conversion of the CSCC Shares, when issued and delivered upon conversion of any of the CSCC Shares (the “Conversion Shares”), will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.  Subject only to accuracy of the representations set forth in Article 3 hereof, the issuance by the Company of the CSCC Shares is exempt from registration under the Securities Act (as defined below) and all applicable state securities laws.

(c)                                  Except as otherwise set forth in Schedule 2.4(c), no options, warrants, subscriptions, convertible securities, phantom stock, stock appreciation rights or other rights (contingent or otherwise) of any nature to acquire from the Company shares of capital stock or other securities are authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares of its capital stock or other securities except as contemplated by this Agreement.  Except as set forth in Schedule 2.4(c), there are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant federal and state securities laws and as otherwise contemplated by this Agreement, the Investors Stock Purchase Agreement, the Stockholders Agreement and the Registration Rights Agreement.

Section 2.5.  Legal Proceedings. Except as disclosed in the SEC Filings (as defined below), there is no material legal or governmental proceeding pending or, to the knowledge of the Company, threatened or contemplated to which the Company is or may be a party or of which the business or property of the Company is or may be subject.

Section 2.6.  No Violations. Except as disclosed in the SEC Filings, the Company is not in violation of its certificate of incorporation or its bylaws, in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, which violation, individually or in the aggregate, would have a material adverse effect on the business or financial condition of the Company, or in default in any material respect in the performance of any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other agreement or instrument to which the Company is a party or by which the Company is bound or by which the properties of the Company are bound or affected.

Section 2.7.  Governmental Permits, Etc. Except as disclosed in the SEC Filings, the Company has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department, or body that are currently necessary for the operation of the business of the Company as currently conducted, the absence of which would have a material adverse effect on the business or operations of the Company.

Section 2.8.  No Brokers. The Borrowers represent that there are no brokers or finders entitled to compensation in connection with the transactions contemplated hereby.

Section 2.9.  Financial Statements. Except as disclosed in the SEC Filings, the financial statements of the Company and the related notes contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2003 present fairly the financial position of the Company as of the dates indicated therein and its results of operations and cash flows for the periods therein specified. Such financial statements (including the related notes) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods therein specified.

Section 2.10.  Additional Information.

(a)                                  The Company has filed in a timely manner all documents that the Company was required to file (i) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) under the Securities Act, as of the date hereof.  The following documents (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference) (collectively, the “SEC Filings”) complied in all material respects with the requirements of the Exchange Act as of their respective filing dates, and the information contained therein was true and correct in all material respects as of the date of such documents, and each of the following documents as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading:

(i)                                                             the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003; and

(ii)                                                          all other documents, if any, filed by the Company with the Securities and Exchange Commission (the “SEC”) since the filing of the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 pursuant to the reporting requirements of the Exchange Act.

(b)                                 As of their respective dates, the financial statements of the Company included in the SEC Filings complied as to form (and will comply as to form) in all material respects with U.S. generally accepted accounting principles (“GAAP”) and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements or as otherwise, in each case, may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Ernst & Young LLP, which has examined certain of such financial statements, is an independent certified public accounting firm within the meaning of the Securities Act.

(c)                                  Since December 31, 2002, except as specified in the SEC Filings, the Company has not incurred or suffered any liability or obligation, matured or unmatured, contingent or otherwise, except in the ordinary course of business and except any such liability or obligation that has not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business or financial condition of the Company.  Without limiting the foregoing, except as specified in the SEC Filings, the Company has no material liabilities or obligations that would reasonably be expected to be disclosed in order to comply with Section 13(j) of the Exchange Act or any proposed rules promulgated by the SEC thereunder, including the rules regarding contractual commitments and contingent liabilities and commitments proposed in SEC Release No. 33-8144; 34-46767.

Section 2.11.  No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares.

Section 2.12.  No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the CSCC Shares under the Securities Act or cause this offering of the CSCC Shares to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the American Stock Exchange, nor will the Company or any of its Subsidiaries take any action or steps that would require registration of the CSCC Shares or Conversion Shares under the Securities Act or cause the offering of the CSCC Shares to be integrated with other offerings.

Section 2.13.  Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (iv) the reported accountability for its assets is compared with existing assets at reasonable intervals.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CISCO AND CSCC

As an inducement to each of the Borrowers to enter into this Agreement and to consummate the transactions contemplated hereby, each of Cisco and CSCC hereby represents and warrants to, and covenants with, each of the Borrowers as follows:

Section 3.1.  Due Organization and Authorization.  CSCC is duly organized, validly existing and in good standing under the laws of the State of Nevada and Cisco is duly organized, validly existing and in good standing under the laws of the State of California.  Each of Cisco and CSCC has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other agreements and instruments to be executed and delivered by Cisco or CSCC pursuant hereto (collectively, the “Cisco/CSCC Related Agreements”), and this Agreement has been, and when delivered in accordance with the terms hereof the Cisco/CSCC Related Agreements will be, duly authorized and validly executed and delivered by each of Cisco and CSCC, as appropriate, and this Agreement constitutes, and when delivered in accordance with the terms hereof each Cisco/CSCC Related Agreement will constitute, the valid and binding agreement of each of Cisco and CSCC, as appropriate, enforceable against each of Cisco and CSCC, as appropriate, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.2.  Investment Representations.  As of the date hereof and as of the Closing Date, each of Cisco and CSCC: (i) is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (ii) is acquiring the CSCC Shares for its own account for investment and with no present intention of distributing any of such CSCC Shares other than to any affiliate of Cisco or CSCC; (iii) will not, directly or indirectly, voluntarily offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the CSCC Shares, except in compliance with the Securities Act and the rules and regulations promulgated thereunder; (iv) has received and reviewed copies of the SEC Filings to the extent it deems necessary to make its investment decision; (v) has had an opportunity to ask questions and receive answers from the management of the Company regarding the Company, its business and the offering of the CSCC Shares; and (vi) in connection with each of Cisco’s and CSCC’s decision to accept the CSCC Shares in connection with the Exchange, relied solely upon the documents described in Section 2.10 and the representations and warranties of the Company contained herein.

Section 3.3.  Restriction on Sale of the CSCC Shares.  Each of Cisco and CSCC agrees not to make any sale of the CSCC Shares or any Conversion Shares except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereof, including without limitation pursuant to Rule 144 of the Securities Act.

Section 3.4.  Legend.  Each of Cisco and CSCC represents that it understands and agrees that, until registered under the Securities Act or transferred pursuant to the provisions of Rule 144 promulgated thereunder, all certificates evidencing the CSCC Shares and the Conversion Shares, whether upon initial issuance or upon any transfer thereof, shall bear a legend prominently stamped or printed therein, reading substantially as follows:

“The securities represented by this certificate have not been registered under the Securities Act of 1933 or applicable state securities laws.  These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such securities under the Securities Act of 1933 and applicable state securities laws, or the availability of an exemption from the registration provisions of the Securities Act of 1933 and applicable state securities laws.”

Upon presentation by Cisco or CSCC of evidence reasonably satisfactory to the Company that it is eligible to sell or otherwise transfer its CSCC Shares or Conversion Shares pursuant to Rule 144(k) of the Exchange Act, the Company shall remove or cause to be removed at its sole cost and expense the legend from the certificate or certificates evidencing Cisco’s or CSCC’s CSCC Shares or Conversion Shares, as appropriate.

Section 3.5.  Additional Representations.  Each of Cisco and CSCC further represents and warrants to and covenants with the Borrowers that:

(a)                                  CSCC is the beneficial owner of Warrants and the Original Notes; and

(b)                                 CSCC has good and valid title to the Warrants and the Original Notes free and clear of any restrictions on transfer, liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind other than by the operation of law.

Section 3.6.  No Brokers.  Each of Cisco and CSCC represents that there are no brokers or finders entitled to compensation in connection with the transactions contemplated hereby.

ARTICLE IV

COVENANTS

Section 4.1.  Subsequent Escrow Deposits.  As soon as reasonably practicable after the filing of the Charter Amendment and the Certificate of Designation, the Company shall deliver to the Escrow Agent certificates, in the name of CSCC, representing the CSCC Shares.

Section 4.2.  Stockholder Consent and Information Statement.  Promptly after the execution of this Agreement, the Company shall file with the SEC an information statement relating to the stockholder approval of the Charter Amendment, which shall have been previously reviewed by the Investors and their special counsel (and with respect to which the Company shall use its reasonable efforts to accept the comments of the Investors and counsel).  The Company shall promptly notify the Investors and CSCC of any comments by the SEC on such information statement and shall provide the Investors and CSCC with a copy of such comments.  The Company shall cause such information statement to be mailed to the holders of its common stock as promptly as possible after such filing, all in accordance with applicable law and the rules and regulations of the American Stock Exchange and the Exchange Act.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4.1.

Section 4.3.  Additional Covenant.  The Borrowers, Cisco and CSCC agree and covenant to use their best efforts to cause the consummation of the transactions contemplated by this Agreement.  The Borrowers, Cisco and CSCC agree and covenant not to take any action that is inconsistent with their obligations under this Agreement in any material respect that could reasonably be expected to hinder or delay the consummation of this transactions contemplated by this Agreement.  In furtherance of the foregoing, from the date of this Agreement through the period ending on the Outside Date (as defined in Section 6.1 below), Cisco and CSCC agree to forebear from taking any action under the Second Amended and Restated Agreement, Original Notes or any security agreement, pledge agreement, guaranty or other related agreement or instrument to accelerate, foreclose on or otherwise realize on security or otherwise demand or seek payment of any amounts owed thereunder or exercise any right or remedy that Cisco or CSCC might otherwise have as a result of any default that exists under any of the foregoing documents as of the date of this Agreement.  Without limiting the generality of the immediately preceding sentence, until the Outside Date, neither Cisco nor CSCC shall file (or join in the filing of) a Proceeding (as defined in Section 6.1 below) against the Company or any of its Subsidiaries.  If the Closing has not occurred on or before the Outside Date, CSCC and Cisco shall be free to pursue whatever rights and remedies it has under the Second Amended and Restated Agreement, any “Loan Documents” as defined therein, and under applicable law.  If on or before the Outside Date, the Closing occurs, all defaults existing under the Original Notes and the Second Amended and Restated Agreement shall be deemed waived, and the General Release shall be effective in accordance with its terms.  Nothing in this Section 4.3 shall limit the rights CSCC has under the Third Amended and Restated Agreement, the other Loan Documents and applicable law with respect to defaults that arise or events that occur after the date of this Agreement.

Section 4.4.  Reservation of Conversion Shares After the Closing and for so long as any CSCC Shares are outstanding, the Company covenants and agrees to continue to reserve, free of preemptive rights and other preferential rights, a sufficient number of its previously authorized but unissued shares of its Common Stock to satisfy the rights of conversion of the holders of the CSCC Shares.

Section 4.5.  Financial Information.

(a)                                  The Company agrees to send the following to CSCC: (A) unless the following are filed with the SEC through EDGAR and are available to the public through EDGAR (in which case the Company will endeavor to provide e-mail or other notice of such filing), within two (2) days after the filing thereof with the SEC, a copy of its Annual Reports on

Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the Securities Act; (B) on the same day as the release thereof, copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders; and (C) from time to time, such other financial data and information relating to the Company and its Subsidiaries as CSCC may reasonably request (subject to appropriate confidentiality procedures).

(b)                                 The Company shall permit CSCC and its designated representatives, upon reasonable notice, to visit and inspect any of the properties of the Company or any of its subsidiaries, to examine the books of account of the Company and its subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Company and its subsidiaries with, and to be advised as to the same by, their officers, all at such reasonable times and intervals during normal business hours as CSCC may reasonably request.

Section 4.6.  Covenants Upon the Company No Longer Being a Reporting Company.  Commencing upon the date when the Company is no longer a reporting company under the Exchange Act, the Company covenants and agrees to perform and observe each of the following covenants and provisions.

(a)                                  Inspection.  Permit, upon reasonable request and notice, CSCC or any of its agents or representatives to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties of the Company and any subsidiary, to discuss the affairs, finances and accounts of the Company and any subsidiary with any of its officers, directors or executive officers and independent accountants, and consult with and advise the management of the Company and any subsidiary as to their affairs, finances and accounts, all at reasonable times during normal business hours.

(b)                                 Monthly Reports.  As soon as available and in any event within thirty (30) days after the end of each calendar month, provide to CSCC consolidated balance sheets of the Company and its subsidiaries as of the end of such month and consolidated statements of income and retained earnings of the Company and its subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles, consistently applied.

(c)                                  Quarterly Reports.  As soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, provide to CSCC, in a form acceptable to CSCC, consolidated balance sheets of the Company and its subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Company and its subsidiaries for such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles, consistently applied.

(d)                                 Annual Reports.  As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, provide to CSCC a copy of the annual audited financial statement for such year for the Company and its subsidiaries, including therein consolidated balance sheets of the Company and its subsidiaries as of the end of such fiscal year and consolidated statements of income and of the Company and its subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all such consolidated statements to be duly certified by the chief financial officer of the Company and by such independent public accountants of recognized national standing approved by the Audit Committee of the Board of Directors to prepare such reports.

(e)                                  Annual Budget.  As soon as available, and in no event later than December 15th of each calendar year, provide to CSCC a business plan, annual budget and monthly operating budgets for the forthcoming fiscal year in a form and with such detail as may be acceptable to CSCC.

(f)                                    Other Information.  Provide to CSCC such other information respecting the business, properties or the condition or operations, financial or other, of the Company or any of its subsidiaries as CSCC may from time to time reasonably request.

Section 4.7.  Extension of Outside Date.  If the Outside Date is extended pursuant to Section 6.1, CSCC, Cisco and the Company shall provide notice to the Escrow Agent as provided in the Escrow Agreement to extend the Outside Date thereunder.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1.  Conditions to Obligations of the Borrowers.  The obligation of the Borrowers to consummate the Closing of the Exchange on the Closing Date is subject to the satisfaction or written waiver by Borrowers, on or before the Closing Date, of the following conditions:

(a)                                  The representations and warranties contained in Article III shall be true, complete and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

(b)                                 Each of Cisco and CSCC shall have performed and complied with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date.

(c)                                  The Company shall have received the approval of its stockholders to the Charter Amendment.

(d)                                 The Cisco Deposits shall have been released from escrow to the Company.

(e)                                  The Company shall have received a certificate of Cisco and CSCC in the form attached hereto as Exhibit K.

(f)                                    The transactions contemplated by the Investors Stock Purchase Agreement shall have been consummated.

(g)                                 The Company shall have obtained all necessary consents of and made all required filings with any governmental authority or agency or third party required to be obtained prior to the Closing under applicable law and relating to the consummation of the transactions contemplated hereby, including the filing of an information statement with the SEC and the mailing of such information statement to the Company’s stockholders.

(h)                                 The holders of at least two thirds of the outstanding shares of the Company’s Series A Participating Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”), the Company’s Series B Participating Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”), the Company’s Series C Participating Convertible Preferred Stock, par value $.001 per share (the “Series C Preferred Stock”), the Company’s Series D Participating Convertible Preferred Stock, par value $.001 per share (the “Series D Preferred Stock”), and the Company’s Series E Participating Convertible Preferred Stock, par value $.001 per share (the “Series E Preferred Stock”), voting as a single class, shall have elected to convert all outstanding shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock into Common Stock pursuant to Article 4(B)(3)(m) of the Company’s Third Amended and Restated Certificate of Incorporation, and all such shares shall have been converted into Common Stock pursuant thereto.

Section 5.2.  Conditions to Obligations of Cisco and CSCC.  The obligation of Cisco and CSCC to consummate the Closing of the Exchange on the Closing Date is subject to the satisfaction, on or before the Closing Date, of the following conditions:

(a)                                  The representations and warranties contained in Article II shall be true, complete and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Chief Executive Officer and Chief Financial Officer of the Company shall have certified to such effect to Cisco and CSCC in writing.

(b)                                 The Borrowers shall have performed and complied with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and the Chief Executive Officer and Chief Financial Officer of the Company shall have certified to Cisco and CSCC in writing to such effect.

(c)                                  The Borrowers’ Deposits (including the Cash Payment and Fee Payment), the CSCC Shares and Other Loan Party Deposits shall have been released from escrow to CSCC and the Cash Payment and Fee Payment shall have been wired by the Escrow Agent to CSCC in accordance with the wire instructions provided the Escrow Agent pursuant to the Escrow Agreement; provided, however, that (i) the Company hereby covenants and agrees that it shall not deliver the certificates representing the CSCC Shares to the Escrow Agent or file the Charter Amendment and the Certificates of Designation with the Secretary of State of the State of Delaware unless and until the CSCC shall have confirmed to the Company in a writing (making reference to this Section 5.2(c)) that all other conditions contained in this Section 5.2 have been duly satisfied in full or waived in writing by CSCC; and (ii) CSCC hereby covenants and agrees that, upon the satisfaction or waiver all other conditions contained in this Section 5.2., that it will provide the foregoing written confirmation to the Company (it being understood and agreed that (x) CSCC shall in connection therewith be entitled to rely upon any certificates, representations, warranties or other statements made by the Company, including any certificate provided under Section 5.2(a) hereof and (y) the Company shall not be required pursuant to the foregoing clause (x) to provide any such certificate, representation, warranty or other statement that is not otherwise contemplated by another provision of this Agreement).

(d)                                 CSCC shall have received a certificate of the Borrowers and the Investors in the forms attached hereto as Exhibit L and Exhibit M respectively.

(e)                                  CSCC shall have received opinions of  counsels to the Company in form and substance acceptable to CSCC.

(f)                                    The Company shall have delivered to the CSCC (1) a copy of the Charter Amendment, certified by the Secretary of State of the State of Delaware, (2) a copy of its Bylaws (the “Bylaws”), as certified by the Secretary of the Company, (3) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby and in full force and effect at the time of Closing, (4) resolutions approved by the Company’s stockholders authorizing the filing of the Charter Amendment and approving the transactions contemplated hereby and in full force and effect at the time of Closing, and (5) good standing certificates (including tax good standing) with respect to the Company from the applicable authority in Delaware dated a recent date before the closing.

(g)                                 The transactions contemplated by the Investors Stock Purchase Agreement shall been consummated.

(h)                                 No Proceeding (as defined below) shall be pending, this Agreement shall not have been terminated pursuant to Section 6.1 below, and no temporary restraining order, preliminary or permanent injunctions or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereby or materially limiting or restricting the conduct or operation of the business of the Borrowers prior to or following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality seeking any of the foregoing be pending.

(i)                                     The stockholders of the Company shall have approved the transactions contemplated hereby and by the Investor Stock Purchase Agreement.

(j)                                     The Company shall have obtained all necessary consents of and made all required filings with any governmental authority or agency or third party required to be obtained prior to the Closing under applicable law and relating to the consummation of the transactions contemplated hereby, including the filing of an information statement with the SEC, compliance with all requirements of the SEC with respect thereto, the mailing of such information statement to the Company’s stockholders and requisite time shall have passed since mailing.

(k)                                  The holders of at least two thirds of the outstanding shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, voting as a single class, shall have elected to convert all outstanding shares of the Series A Preferred Stock, the Series B Preferred Stock, the

Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock into Common Stock pursuant to Article 4(B)(3)(m) of the Company’s Third Amended and Restated Certificate of Incorporation, and all such shares shall have been converted into Common Stock pursuant thereto.

ARTICLE VI

TERMINATION AND REVIVAL

Section 6.1.  Termination.  This Agreement will terminate and all of the obligations hereunder of the Borrowers, Cisco and CSCC will be of no further force or effect upon the earlier of (i) the mutual agreement between the Borrowers and CSCC, during the time prior to the Closing Date, (ii) the expiration of the Outside Date (as defined below) if the Closing has not occurred on or prior to the Outside Date, (iii) the day on which a Proceeding (as defined below) shall occur if it occurs  prior to the Closing Date, or if the Escrow Agent has not distributed the documents and property pursuant to Section I.B.1 of the Escrow Agreement on or prior to the Outside Date, (iv) the fifth (5th) business day after the date of this Agreement if the Borrowers’ Deposits, the Other Loan Party Deposits and the Investor’s Escrowed Cash has not been received by the Escrow Agent and (v) the day on which the documents and property are returned pursuant to Section I.B.2 of the Escrow Agreement.  “Proceeding” shall mean the occurrence of any of the following:  (a) a petition commencing any voluntary or involuntary case under any chapter of the federal Bankruptcy Code is filed with respect to the Company or any of its Subsidiaries, (b) the Company or any of its Subsidiaries is adjudicated an insolvent or bankrupt, (c) any other case or proceeding, voluntary or involuntary, is commenced with respect to the Company or any of its Subsidiaries (as debtor) under any bankruptcy, insolvency, reorganization, liquidation, composition, arrangement or similar statute, (d) any assignment for the benefit of creditors is commenced with respect to the Company or any of its Subsidiaries, or (e) any receiver, custodian, trustee or the like is appointed with respect to all or a substantial part of the properties of the Company or any of its Subsidiaries.  For purposes hereof, “Outside Date” means that date which is forty-five (45) days after the date of this Agreement, except that if the information statement filed with the SEC pursuant to Section 4.2 hereof is not approved for mailing to the stockholders of the Company by the SEC within 14 days of such filing, the Outside Date shall be increased (but not beyond the date that is ninety (90) days after the date of this Agreement) by one day for each day after the 14th day that elapses before the SEC approves the information statement for mailing.  In addition, the Borrowers and CSCC may extend the Outside Date by mutual written agreement; provided, however, that the Outside Date may not be extended past that date which is 120 days after the date of this Agreement without the prior written consent of the Investors holding at least two-thirds of the Investor Shares (on an as-if issued basis).

Section 6.2.  Revival of Obligations.  In the event that CSCC shall hereafter be required to refund or disgorge all or any portion of the Cash Payment, pursuant to a final order of a court of competent jurisdiction issued in connection with any Proceedings, then (i) the entire liability of Borrowers under the Original Notes and the Second Amended and Restated Agreement (less the amount of any Cash Payment retained by CSCC) shall be automatically revived, reinstated and restored to its original amount and shall exist as though the Exchange had never occurred, the Second Amended and Restated Credit Agreement dated October 24,

2001, as amended prior to the date hereof (the “Second Amended Credit Agreement”) shall be reinstated, the modifications as set forth in or required by the Omnibus Amendment to the “Collateral Documents” (as defined in the Second Amended and Restated Credit Agreement) and the Guarantor Documents (as defined in the Second Amended Credit Agreement) shall be null and void, (ii) those provisions of the General Release that would (but for the operation of this provision) impair, limit or otherwise adversely affect such revival, reinstatement and restoration shall be deemed null, void and no effect whatsoever (the other provisions of the General Release to remain effective), (iii) upon the effectiveness of such revival, reinstatement and restoration, the Amended and Restated Note shall no longer be of legal effect and (iv) Cisco shall return to the Company and Borrower, respectively, the Shares and the Amended and Restated Note, and the entire Exchange (except for the General Release which shall remain effective except to the extent provided in clause (ii) above) shall be reversed.  Nothing contained herein shall, or shall be interpreted to, limit the right of CSCC to, in its sole discretion, compromise or settle any claim for such refund or discouragement provided it is understood and agreed that such compromise or settlement shall not result in such a revival, reinstatement or restoration.  Nothing contained herein shall, or shall be interpreted to, imply that there is any legal basis for any claim for such a refund or discouragement.  In the event of such revival, reinstatement and restoration, the Borrowers shall execute and deliver such further agreements and instruments, and take such further actions, as CSCC or Cisco shall reasonably request in order to further carry out such revival, reinstatement and restoration and the intent of this Section 6.2.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1.  Amendments.  This Agreement may not be amended or modified, and no provisions hereof may be waived, without the prior written consent of the Borrowers, CSCC, Cisco and the holders of at least two-thirds of the outstanding Investor Shares (said holders having the right to rely on this provision); provided, that Borrowers and Cisco may extend the Outside Date to up to such date that is 120 days after the date of this Agreement without the consent of the holders of any Investor Shares.

Section 7.2.  Notices.  Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission with receipt of delivery (one business day after confirmation in the case of transmissions to non-U.S. residents), or sent by registered or certified mail, postage prepaid, return receipt requested, or by internationally recognized overnight courier service (two business days after deposit with such overnight courier service in the case of deliveries to non-U.S. residents), as follows: if to the Borrowers, to Cogent Communications Group, Inc. 1015 31st Street, N.W., Suite 330, Washington, DC 20007, Attn:  David Schaeffer, fax number (202) 338-8798, if to Cisco, to Cisco Systems, Inc., 170 West Tasman Dr. San Jose, CA 95134, Attn. Legal Department, fax number (408) 525-4757, telephone number (800) 250-4800, and if to CSCC, to Cisco Systems Capital Corporation, 9850 Double R Boulevard, Park Center East, Reno Nevada 89521, Attn: Loan Operations, fax number (775) 789-5866, telephone number (775) 789-5860.

Section 7.3.  Expenses.  Each of the Borrowers shall pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated.  Borrowers shall reimburse CSCC for all reasonable fees and expenses of counsel for CSCC incurred by CSCC in connection with the Exchange, and the preparation and negotiation of documents and agreements in connection with the Exchange.

Section 7.4.  Assignment.  The rights and obligations of Cisco and CSCC under this Agreement shall not be assignable or delegable without the written consent of the Borrowers.  The rights and obligations of the Borrowers under this Agreement shall not be assignable or delegable without the written consent of Cisco and CSCC.

Section 7.5.  Survival of Representations and Warranties.  All representations and warranties made in this Agreement or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof.

Section 7.6.  Prior Agreements.  This Agreement, together with the Escrow Agreement, the General Release, the Loan Documents, the Equity Documents (as defined in the Third Amended and Restated Agreement)  and the other documents and agreements being delivered pursuant to or in connection with this Agreement, constitute the entire agreement between the parties and supersedes any prior understandings or agreements concerning the Exchange.

Section 7.7.  Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without reference to its conflict of laws provisions.

Section 7.8.  Consent to Jurisdiction and Service.  Each of the Borrowers, Cisco and CSCC hereby absolutely and irrevocably consents and submits to the jurisdiction of the Courts in the State of New York and of any Federal court located in the State of New York in connection with any actions or proceedings brought against any party hereto arising out of or relating to the Exchange.  In any such action or proceeding, each party hereto hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service or summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 7.2 hereof;

Section 7.9.  California Securities Law.  THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL.  PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

Section 7.10.  Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 7.11.  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 7.12.  Further Assurances.  From and after the date of this Agreement, upon the request of any of the Borrowers, Cisco or CSCC, the Company, the Borrower, the Additional Borrower, Cisco or CSCC, as the case may be, shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

Section 7.13.  Severability.  The provisions of this Agreement and the terms of the CSCC Shares are severable and, if any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement or the Share shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the terms of the CSCC Shares; but this Agreement and the terms of the CSCC Shares shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this EXCHANGE AGREEMENT to be executed as of the date first above written.

COGENT COMMUNICATIONS GROUP, INC.

/s/David Schaeffer
By: David Schaeffer
Its: President and Chief Executive Officer

COGENT COMMUNICATIONS, INC.

/s/David Schaeffer
By: David Schaeffer
Its: President and Chief Executive Officer

COGENT INTERNET, INC.

/s/David Schaeffer
By: David Schaeffer
Its: President and Chief Executive Officer

CISCO SYSTEMS, INC.

/s/ Dennis D. Powell
By:
Its:

CISCO SYSTEMS CAPITAL CORPORATION

/s/D.A. Rogan
By: David A. Rogan
Its: President, Cisco Capital

Schedule 2.3

none

Schedule 2.4(c)

The Company has options, warrants and convertible securities outstanding that are convertible into an aggregate 1,953,566 shares of Common Stock.